Delaware Investments Colorado
Municipal Income Fund, Inc.
3/31/2007 NSAR

Exhibit List


Exhibit	Reference

77.C	Changes to policies with respect to
security investments  Delaware Investments
Colorado Insured Municipal Income Fund,
Inc. (renamed Delaware Investments
Colorado Municipal Income Fund, Inc.)

The shareholders of Delaware Investments
Colorado Municipal Income Fund, Inc.
(formerly Delaware Investments Colorado
Insured Municipal Income Fund, Inc.) voted on the following proposal at the reconvened annual meeting of shareholders on November 16, 2007.
The description of the proposal and number of shares voted are as follows

1.  To eliminate a fundamental investment
policy requiring Delaware Investments Colorado
Municipal Income Fund to invest primarily in insured, Colorado municipal securities rated
AAA.

Common Shareholders
Affirmative
Against
Abstained
Broker Non-votes
2,552,136
551,574
88,144
630,938

Preferred Shareholders
Affirmative
Against
Abstained
311
120
0




77.D		Policies with respect to
security investments  Delaware Investments
Colorado Insured Municipal Income Fund,
Inc. (renamed Delaware Investments
Colorado Municipal Income Fund, Inc.)

Delaware Investments Colorado Municipal
Income Fund, Inc. is considered diversified as defined in the 1940 Act, which means that it must invest in a larger number of issuers than a non diversified mutual fund. Because the Fund is diversified, adverse effects on any single
Fund investment may affect a smaller portion of its overall assets and subject the Fund to fewer risks and lesser volatility than a non diversified portfolio.

On November 16, 2007, shareholders of
Delaware Investments Colorado Insured
Municipal Income Fund, Inc., renamed
Delaware Investments Colorado Municipal
Income Fund, Inc., (ASE: VCF) (the Colorado
Fund) approved the proposal to change certain fundamental investment policies of the Colorado
Fund at the Colorado Funds reconvened annual shareholders meeting. These changes were effective on Wednesday, January 2, 2008.

Shareholders of the Colorado Fund approved a proposal to eliminate a fundamental investment policy requiring the Colorado Fund to invest
80% of its net assets in insured, AAA rated municipal bonds issued by the State of Colorado. The approval of this change enables the Colorado Fund to, as a non fundamental policy, (1) invest without limitation in un-insured, investment grade municipal securities issued by the state of Colorado (including those rated below AAA) and (2) invest up to 20% of its net assets in non investment grade municipal securities. Consistent with its new investment strategy, the Colorado Fund has changed its name to the Delaware Investments Colorado
Municipal Income Fund, Inc.

In addition, the Colorado Funds non
fundamental investment policy was changed to permit the Colorado Fund to invest without limitation in uninsured, investment grade
Colorado municipal securities (those rated BBB and above or unrated but judged to be of comparable quality by the Colorado Funds investment adviser). The Colorado Fund will be able to invest up to 20% of its net assets in municipal bonds with an investment rating of Ba/BB or lower, or that are unrated but judged to be of comparable quality by the Colorado
Funds investment adviser. Investment in
municipal bonds of below investment grade quality involves special risks as compared with investment in higher grade municipal bonds.
These risks include greater sensitivity to general economic downturns. Securities rated below investment grade are commonly known as junk bonds. These securities are regarded as predominantly speculative with respect to the issuers ability to pay interest and repay principal owed.

The changes described above cause the
Colorado Fund to be subject to the following additional risks, most notably increased industry and security risk, credit risk and high yield bond risk.

Industry and Security Risk. Industry risk is the risk that the value of securities in a particular industry will decline because of changing expectations for the performance of that industry. Securities risk is the risk that the value of an individual security will decline because of changing expectations for the performance of the individual issuer of the security. To mitigate this risk, DMC spreads the Colorado Funds assets across different types of municipal bonds and among bonds representing different industries and regions within Colorado. DMC will generally concentrate investments in a particular sector when the supply of bonds in other sectors does not suit the Colorado Funds investment needs. This will expose the Colorado
Fund to greater industry and security risk.
However, the elimination of the Colorado
Funds fundamental policy requiring it to invest primarily in insured securities may cause the Colorado Fund to be more subject to industry and security risk than it was previously because payment of interest and principal on a substantial portion of the bonds in its portfolio is no longer insured.

Credit Risk. Credit risk is the possibility that an issuer of a debt security - or an entity that insures the debt security - will be unable to make interest payments on, and to pay the principal of, a security when due. A change in the credit risk associated with a particular debt security may cause a corresponding change in that securitys price and, therefore, impact the Colorado Funds net asset value. The purpose of insurance is to protect against credit risk. In the event of a default of an insured municipal security, the insurer is contractually required to make payments of interest and principal under the terms of the municipal security. To the extent that the Colorado Fund invests more of its assets in insured municipal securities or in securities that are more highly rated, the Colorado Fund may be subject to less credit risk. There is no assurance, however, that an insurance company will meet its obligations with respect to the insured securities. DMC recognizes that both eliminating the Colorado Funds mandated investment policy concerning insured securities and increasing the Colorado Funds ability to invest in non investment grade securities may entail an increase in credit risk. It is the portfolio managers and credit analysts responsibility to perform due diligence around security selection with respect to credit risk to ensure that securities within the Colorado Fund are adding value to the portfolio. The team responsible for managing the Colorado Fund meets on a weekly basis to discuss and address such risks.

High Yield (Junk) Bonds. Credit risk is even greater for non-investment grade, high yield municipal bonds. Investing in so called junk bonds entails the risk of principal loss, which is typically greater than the risk involved in investment grade bonds. Issuers of these bonds are generally considered to be in a less secure financial situation and may be affected more by adverse economic conditions, and therefore high yield bonds tend to exhibit more price volatility. High yield bonds are sometimes issued by municipalities with lesser financial strength and therefore less ability to make projected debt payments on the bonds.
A protracted economic downturn could
adversely affect the value of outstanding bonds and the ability of high yield issuers to repay principal and interest. In particular, for a high-yield revenue bond, adverse economic conditions to the particular project or industry that backs the bond would pose a significant risk. In striving to manage these risks, DMC will limit the amount that the Colorado Fund may invest in lower quality, higher yielding bonds.

Interest Rates. The Colorado Fund is affected by changes in interest rates. When interest rates rise, the value of bonds in the Colorado Funds portfolio will likely decline. This generally affects securities with longer maturities more than those with shorter maturities. Because interest rate movements can be unpredictable, DMC does not try to increase return by aggressively capitalizing on interest rate moves.
DMC does attempt to manage the duration of the Colorado Fund in order to take advantage of DMCs market outlook, especially on a longer-term basis.